SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                 FORM N-8A

                NOTIFICATION OF REGISTRATION FILED PURSUANT
           TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

 Name:     The BlackRock Strategic Municipal Trust

 Address of Principal Business Office (No. & Street, City, State, zip Code):

      c/o BlackRock Financial Management, Inc.
      345 Park Avenue
      New York, New York  10154

 Telephone Number (including area code):
      (212) 754-5300

 Name and address of agent for service of process:
      Laurence D. Fink
      c/o BlackRock Financial Management, Inc.
      345 Park Avenue
      New York, New York  10154

 With copies of Notices and Communications to:
      Thomas A. DeCapo
      Skadden, Arps, Slate, Meagher & Flom LLP
      One Beacon Street
      Boston, Massachusetts  02108-3194

 Check Appropriate Box:
      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment company Act of 1940 concurrently with the filing of form N-8A: YES [X] NO [ ]



                              SIGNATURE

      Pursuant to the requirements of the Investment Company Act of 1940, the sole trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of New York and the state of New York on the 22nd day of June, 1999.

 [SEAL]

                                   The BlackRock Strategic
                                   Municipal Trust
                                          (REGISTRANT)


                                   By:  /s/ Laurence D. Fink
                                      --------------------------------
                                      Laurence D. Fink
                                      Sole Trustee



 Attest:  /s/ Laurence D. Fink
          -------------------------
          Laurence D. Fink
          Sole Trustee